EXHIBIT 2.5.1

EXECUTION VERSION

AMENDMENT TO
STOCK PURCHASE AGREEMENT

     AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of April 4, 2005 (this “Amendment”), by and among Monsanto Company, a Delaware corporation (“Purchaser”), Emergent Genetics India Ltd., a Mauritius limited company (the “Company”), and International Seed Holdings, L.P., a Cayman exempt limited partnership (the “Seller”).

WITNESSETH:

     WHEREAS, Purchaser, the Company and the Seller are parties to that certain Stock Purchase Agreement, dated as of February 15, 2005, pursuant to which, subject to certain terms and conditions, the Seller agreed to sell, and Purchaser agreed to purchase, all of the issued and outstanding capital stock of the Company (the “SPA”); and

     WHEREAS, as a result of recent discussions, the parties desire to, subject to the terms and conditions contained herein, amend the SPA as set forth herein.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the SPA and this Amendment, the parties hereto agree as follows:

     1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the SPA.

     2. Amendment to SPA.

          (a) The SPA is hereby amended to:

                    (i) replace the first recital with a new recital which shall read as follows:

“WHEREAS, the Seller owns, or at the Closing (as defined herein) will own, (i) all of the outstanding shares of the Company’s preferred stock, $1.00 par value per share (the “Preferred Stock”), and (ii) all of the outstanding shares of the Company’s common stock, $1.00 par value per share (the “Common Stock” and, together with the Preferred Stock, the “Shares”); and”;

                    (ii) replace Section 2.2 with a new Section 2.2 which shall read as follows:

“Subject to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 or the waiver thereof by the party entitled to waive any such condition, the closing of the sale and purchase of the Shares provided for in Section 2.1 hereof (the “Closing”) will take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which shall be no later than the later of (i) April 5, 2005 and (ii) the second Business Day after satisfaction or waiver of each condition to the Closing set forth in Sections 9.1 and 9.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another date or place is agreed to in writing by the parties hereto.”

                    (iii) add a new Section 7.3(c) which shall read as follows:

“No approval of, or filing with, the Indian Foreign Investment Promotion Board is required in connection with the consummation of the transactions contemplated by this Agreement.”;

                    (iv) replace the words “The Surviving Corporation” at the beginning of Section 8.7(f) with the word “Purchaser”;

                    (v) replace Section 8.13 with a new Section 8.13 which shall read as follows:

“Unless the closing described in clause (ii) below occurs prior to or simultaneously with the Closing, concurrently with the Closing, the Seller shall cause Emergent Genetics, Inc. (“EGI”) to enter into a transition services agreement (the “India Transition Services Agreement”), with the Company, pursuant to which EGI shall, or shall cause its Subsidiaries to, provide, at cost, all functions and services that are provided to the Company and its Subsidiaries by EGI as of the date hereof until the earlier of (i) a period of one (1) year from the Closing Date or (ii) the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of the date hereof, by and among Purchaser, EG Acquisition Co., EGI and the Seller.”;

                    (vi) add a new Section 8.15 which shall read as follows:

“On or promptly following the Closing Date, the Purchaser shall make arrangements for any filings or registrations as shall be required or appropriate under the laws of Mauritius in connection with the sale of the Shares, including the filing with the Registrar-General of the share transfer forms relating to the transfer of the Shares hereunder. Until the earlier of (i) the completion of such filings and registrations, which will be confirmed by Purchaser to the Seller in writing when completed, and (ii) five (5) Business Days following the Closing Date, the Seller shall retain the Purchase Price and not distribute the Purchase Price to its limited partners, and the Seller will not unreasonably withhold its consent to the extension of such period of five (5) Business Days for up to an additional five (5) Business Days if such filings and registrations have not been completed within such initial period of five (5) Business Days. The

Seller shall cooperate fully with the Purchaser, the Company and the Company’s representatives, and shall execute and deliver such documents as may reasonably be requested by the Purchaser, in connection with any such filing and registration, as well as any further steps required to evidence, complete and confirm the transfer of the Shares from the Seller to the Purchaser hereunder; provided, however, that the Seller shall not be obligated to pay any amounts in connection therewith unless expressly provided elsewhere in this Agreement.”;

                    (vii) replace Section 9.1(e) with a new Section 9.1(e) which shall read as follows:

“any waiting period applicable to the transactions contemplated by this Agreement under any Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews shall have expired or early termination shall have been granted;”;

                    (viii) replace Section 9.1(f) with a new Section 9.1(f) which shall read as follows:

“(i) Emergent Genetics India Private Limited shall have acquired the 100 shares of common stock of EG Technologies & Services Private Limited owned by the Seller as of the date hereof, (ii) EG Technologies & Services Private Limited shall have acquired the 15,000 shares of ordinary stock of Emergent Genetics India Private Limited owned by the Seller as of the date hereof and (iii) the Company shall have acquired all outstanding shares of Emergent Genetics India Private Limited not owned by the Company or ISH (or after giving effect to clause (ii) above, EG Technologies & Services Private Limited), in each case free and clear of all Liens, except those Liens relating to the Company Debt (other than indebtedness to Hindustan Lever Ltd.), and there shall not be any other outstanding shares of any of the Company’s other Subsidiaries which are not held by the Company or a Subsidiary;”;

                    (ix) replace Section 9.1(g) with a new Section 9.1(g) which shall read as follows:

“Purchaser shall have received (i) a final payoff certificate from Hindustan Lever Ltd., if amounts owed to Hindustan Lever Ltd. by Emergent Genetics India Private Limited have not been repaid or refinanced by Emergent Genetics India Private Limited through another lender prior to the Closing (the “Hindustan Lever Payoff Certificate”), and (ii) final payoff certificates with respect to the Company Debt (other than the debt owed by Emergent Genetics India Private Limited to Hindustan Lever Ltd.) from the applicable lenders (such payoff certificates described in this clause (ii) being referred to herein as the “Bank Payoff Certificates” and, collectively with the Hindustan Lever Payoff Certificate, the “Payoff Certificates”); and”;

                    (x) replace Section 9.2(d) with a new Section 9.2(d) which shall read as follows:

“any waiting period applicable to the transactions contemplated by this Agreement under any Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews shall have expired or early termination shall have been granted; and”;

                    (xi) replace Section 9.2(e) with a new Section 9.2(e) which shall read as follows:

“Purchaser shall have delivered, or caused to be delivered, to the Seller evidence of the payment of the Purchase Price and evidence of payment of funds to Hindustan Lever Ltd. as set forth in the Hindustan Lever Payoff Certificate, if such indebtedness has not been repaid or refinanced by Emergent Genetics India Private Limited through another lender prior to the Closing”; and

                    (xii) replace Section 10.1 with a new Section 10.1 which shall read as follows:

“Except for the representations set forth in Section 6.4 and Section 7.3(c) (which shall survive the Closing Date), the representations and warranties of the parties made herein or in any other agreement delivered pursuant to this Agreement shall terminate upon (and shall not survive) the Closing Date.”; and

                    (xiii) replace Schedules 1.1(a), 5.3(b), 5.5(a), 5.8(a) and 5.13 with new Schedules 1.1(a), 5.3(b), 5.5(a), 5.8(a) and 5.13 attached hereto.

          (b) Except as amended hereby, the SPA shall remain in full force and effect in accordance with its terms.

     3. Miscellaneous. The provisions of Section 10.5 through 10.11 of the SPA shall be deemed to be incorporated into this Amendment, provided that any reference in such Sections to the “this Agreement” shall be deemed to refer to this Amendment and to the SPA as amended hereby.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

MONSANTO COMPANY

By:	/s/ Terrell K. Crews

Name:	Terrell K. Crews
Title:	Executive Vice President

COMPANY:

EMERGENT GENETICS INDIA LTD.

By:	/s/ Jason Downie

Name:	Jason Downie
Title:	Director

SELLER:

INTERNATIONAL SEED HOLDINGS, L.P.

By: Seed Cayman L.L.C., its general partner

By:	/s/ Jason Downie

Name:	Jason Downie
Title:	Vice President